Reflect Scientific, Inc. Announces the Execution of an Agreement and
  Plan of Merger with Cryomastor, Inc.

  Mountain View, California   (BUSINESS WIRE)   Thursday, April 20, 2006
  Reflect Scientific, Inc. (the "Company") (OTCBB: RSCF), an industry leader whose business is the manufacture, supply, and distribution of laboratory equipment and related supplies to the biotechnology, pharmaceutical and medical industries announces the execution of an Agreement and Plan of Merger (the "Merger Agreement" and the "Merger") under which it will acquire Cryomastor, Inc., a California corporation ("Cryomastor"). Principal terms of the Merger require the Company to:
  (i) pay an aggregate of $700,000 to the Cryomastor shareholders, pro rata; (ii) advance $300,000 for the operations of Cryomastor; assume and pay a $300,000 debt of Cryomastor owed for a U.S. Patent that comprises its intellectual property within 90 days of the closing; and execute three year employment agreements with Cryomastor's current directors and executive officers. The Company is conducting a private offering of "restricted" common stock through a registered broker/dealer to "accredited investors" at $1.00 per share to fund this Merger, with a minimum offering of $1,000,000 by June 30, 2006, that is a condition of the closing of the Merger; accordingly, there can be no assurance that the Merger will be completed.

  Reflect Scientific receives as part of a completed Merger, all rights to Cryomastor intellectual property, product and customer testing programs that Cryomastor has underway. The Cryomastor Ultra Low Temperature ("ULT") freezer system has been certified for use through the customer testing program where the Company is now poised for unit sales.

  Mr. Kim Boyce, Reflect Scientifics' President and CEO added, "We are extremely excited to announce this planned merger. Cryomastor offers a wealth of technology, which is offered in its next generation Ultra Low Temperature freezer units. These units are typically installed in bio-repositories associated with the biotech and pharmaceutical industries as well as government facilities, universities and many other diverse applications that require a large number of reliable and energy efficient freezers. The Cryomastor technology is powered by liquid nitrogen, which is much less expensive to operate and maintain than mechanical freezers. Our management team feels strongly that this merger can be a huge benefit to our shareholders in the near future."

  About Cryomastor:

  Cryomastor is a privately-held company that was formed to engage in the business of providing low and ultra low temperature ("ULT") storage systems to the biotech, life science, hospitals, military, research and disease control centers industries.

  About Reflect Scientific:

  Reflect Scientific provides products for the biotechnology, pharmaceutical and medical industries and has had consistent year-over-year growth for more than 13 years. Building upon this successful business model, Reflect Scientific has targeted strategic acquisitions that will increase revenue and profits in their primary market and that will fulfill Reflect's strategic imperative of significant, sustained revenue growth through innovative market need based products.

  Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

  For more information related to the Reflect Scientific, contact Investor
  Relations: Michael Dancy, 801-746-3570, email: medancy@allwest.net, or visit: www.reflectscientific.com.